EXHIBIT 4.14

                                WARRANT AMENDMENT

         This WARRANT AMENDMENT (the "Warrant Amendment") is made and entered into as of February 17, 1999, by and between Able Telcom Holding Corp., a Florida corporation (the "Company") and Halifax Fund L.P., The Gleneagles Fund Company, Palladin Overseas Fund Limited, Colonial Penn Life Insurance Company, Palladin Securities L.L.C. and Palladin Partners I, L.P. (collectively, together with their successors, assigns and transferees, the "Purchasers").

         WHEREAS, the Company and the Purchasers have entered into that certain Convertible Preferred Stock Purchase Agreement, dated June 26, 1998, including all exhibits thereto (the "Purchase Agreement"), pursuant to which Common Stock Purchase Warrants, dated June 30, 1998 for an aggregate of 625,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock") were issued to the Purchasers (the "Warrants"); capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Purchase Agreement;

         WHEREAS, in consideration of the mutual promises set forth herein, the Company and Purchasers have agreed to amend the Warrants on the terms and conditions set forth herein.

         NOW, THEREFORE, the Company and the Purchasers agree as follows:

         Section 1. AMENDMENT OF THE CONVERSION PRICE. The Company and the Purchasers hereby agree that the Conversion Price set forth in the Warrants shall be amended to be $13.50.

         Section 2. COMPANY CALL FOR REDEMPTION OF WARRANTS.

                  (a) The Company and the Purchasers hereby agree that on any date on or before April 30, 1999 (a "Call Date"), in the event (i) that the Closing Bid Price of the Company's Common Stock is above $17.00 per share for five (5) consecutive Trading Days preceding the Call Date and (ii) there is on the Call Date Effective Registration, which shall remain in effect for thirty
(30) days after the Call Date, then the Company shall, if the below conditions are satisfied, be deemed to have called for the redemption of the Warrants.

                  (b) In the event that there is a call for the redemption of the Warrants pursuant to Section 2(a) above, the Company will provide to the Purchasers thirty (30) days from the date on which the condition described in
Section 2(a) is first met in which to exercise the Warrants prior to the effectiveness of the call for redemption and the retirement of the Warrants.

                  (c) In the event that there is a call for redemption of the Warrants pursuant


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to this Section 2, the Company and the Purchasers hereby agree to waive, upon the Purchasers' receipt of the notice pursuant to Section 2(b) above, the restrictions on the Purchasers' ability to exercise the Warrants as set forth in
Section 10 of the Warrants so as to permit their immediate exercise up to the limit referred to in this Section 2(c); provided, that Palladin's Restricted Ownership Percentage as set forth in Section 10 of the Warrants shall be increased from 4.9% to 9.9%, and Palladin shall not be permitted to exercise the Warrants as provided in Section 10 thereof, to the extent that it would be the Beneficial Owner of more than 9.9% of the Common Stock.

                  (d) After the period referred to in Section 2(b) hereof, the Warrants shall, to the extent not exercised, be retired and redeemed by the Company without any payment by the Company and shall no longer be exercisable by the Purchasers or any other person.

                  (e) Effective immediately, the fourth sentence of Section 10 of the Warrants, which reads "The term 'deemed beneficially owned' as used in this Warrant shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Preferred Shares." shall be deleted from Section 10.

         Section 3. CONTINUING EFFECTIVENESS OF THE WARRANT. Except as expressly provided herein, no other provision of the Warrants is amended hereby and the Warrants shall remain in full force and effect.

         Section 4. ATTACHMENT TO WARRANTS. This Warrant Amendment shall be considered as part of the Warrants as if incorporated therein by reference as if made part thereof.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                          HALIFAX FUND, L.P.
                                          THE GLENEAGLES FUND COMPANY
                                          PALLADIN OVERSEAS FUND LIMITED
                                          COLONIAL PENN LIFE INSURANCE COMPANY

                                          By:  /s/ [ILLIGIBLE]
                                               ---------------------------------
                                               By:  The Palladin Group, L.P., as
                                               Attorney-in-Fact and
                                               Investment Advisor

                                               By:
                                               Title:


                                          PALLADIN SECURITIES L.L.C.

                                          By:  /s/ ROBERT CHENDER
                                               ---------------------------------
                                               Name:
                                               Title:


                                          PALLADIN PARTNERS I, L.P.

                                          By:  /s/ JEFFREY DEVERS
                                               ---------------------------------
                                               By: The Palladin Group, L.P., as
                                                   Attorney-in-Fact and
                                                   Investment Advisor

                                               By:
                                               Title:

Accepted and Agreed to:

ABLE TELCOM HOLDING CORP.

By: /s/ BILLY V. RAY
    --------------------------------
        Billy V. Ray
    Title:  President & CEO

[CORPORATE SEAL]

Attest:

By: __________________________________
     Name:  Elizabeth Terrero
     Title: Corporate Secretary


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